Exhibit 99.2

Traws Pharma Advances Antiviral Pipeline with Multiple Regulatory Submissions

Phase 2 protocol submitted to HREC to evaluate tivoxavir marboxil (TXM) in a combined seasonal and bird flu study in the Southern Hemisphere

Briefing documents submitted to FDA for a Type D meeting request to continue discussions on path forward for accelerated approval of TXM for bird flu

Phase 2 study protocol submitted to HREC to evaluate ratutrelvir in newly diagnosed COVID patients, with extensions to measure disease rebound and development of Long COVID

NEWTOWN, PA, June 30, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced multiple regulatory submissions related to its antiviral pipeline.

Tivoxavir marboxil

A proposed Phase 2 dose-ranging, non-inferiority study will evaluate the effects of tivoxavir marboxil (TXM), a potential best in class CAP-dependent endonuclease inhibitor, compared to XOFLUZA®, in patients infected with seasonal influenza. A separate single arm will evaluate the effects of TXM in patients infected with H5N1 bird flu. The proposed study has been submitted for Human Research Ethics Committee (HREC) review and is expected to enroll subjects in Australia and selected countries in Southeast Asia (SE Asia) with high rates of human bird flu infections.

“This combined study, evaluating the effects of TXM in seasonal and bird flu patients, could support the broad use of TXM against multiple influenza strains,” commented Robert R. Redfield, MD, Chief Medical Officer for Traws Pharma and former Director of the U.S. Centers for Disease Control and Prevention (CDC). “The high rates of animal-to-human transmission of bird flu in SE Asia should allow us to evaluate the efficacy of TXM in this important clinical setting, adding to our robust pre-clinical efficacy results of TXM against bird flu.”

Also, as a follow up to recent Pre-IND FDA interactions on TXM, Traws submitted briefing materials for a Type D meeting to enable further FDA dialog on a potential path to accelerated approval for bird flu.

“We are continuing to discuss with the FDA the applicability of the Animal Rule and other routes that could support an accelerated approval of TXM for bird flu,” commented C. David Pauza, PhD, Chief Science Officer for Traws Pharma. “We look forward to continuing positive interactions with the Agency.”

Ratutrelvir

A proposed Phase 2 non-inferiority study will evaluate the effects of ratutrelvir, a potential best in class protease inhibitor that does not require ritonavir co-administration, compared to PAXLOVID®, in newly diagnosed COVID patients. The proposed study that has been submitted for HREC review is intended to enroll patients on a 10-day treatment regimen for ratutrelvir compared to the approved 5-day regimen for PAXLOVID®. In addition to efficacy and safety endpoints, the proposed study will also evaluate the rates of disease rebound as well as the incidence of Long COVID.

A separate single arm will evaluate the safety and efficacy of ratutrelvir in newly diagnosed COVID patients who are ineligible for treatment with PAXLOVID®.

“A significant population of patients who are at risk for poor outcomes from COVID are ineligible for PAXLOVID®. In addition, rebound infections and prevention of the development of Long COVID are unaddressed by existing therapies. We believe ratutrelvir has the potential to overcome these issues,” commented Dr. Redfield. “Our proposed Phase 2 study is expected to highlight the differentiating attributes of ratutrelvir compared to existing approved therapies.”

“Today’s announcements demonstrate our commitment to rapidly advance our antiviral portfolio,” commented Iain D. Dukes, MA, DPhil, Interim Chief Executive Officer for Traws Pharma. “We look forward to delivering these potentially vital medicines to patients.”

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza. It has potent in vitro activity against a range of influenza strains in preclinical studies, including a human isolate of the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three animal species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders1,2, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. We believe that these data support further development of TXM as a treatment for bird flu.

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to be a broadly acting treatment for COVID-19 that is used without ritonavir. It has demonstrated in vitro activity against a range of COVID-19 strains. Preclinical and Phase 1 studies show that ratutrelvir does not require co-administration with a metabolic inhibitor, such as ritonavir, which could avoid ritonavir-associated drug-drug interactions3, and potentially enable wider patient use. Phase 1 data also show that ratutrelvir’s pharmacokinetic (PK) profile demonstrated maintenance of target blood plasma levels approximately 13 times above the EC50 using the target Phase 2 dosing regimen of 600 mg/day for ten days, which may also reduce the likelihood of clinical rebound and, consequently, reduce the risk for Long COVID4. Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity5,6.

Source information:

1.	Per link
2.	TRAW data on file
3.	https://ascpt.onlinelibrary.wiley.com/doi/pdf/10.1002/cpt.2646
4.	Carly Herbert et al. (2025) Clinical Infectious Diseases. https://doi.org/10.1093/cid/ciae539
5.	Pfizer.com 10K report 2024, Feb 27, 2025
6.	Merck & Co 10K, Feb 25, 2025

Third-party products mentioned herein are the trademarks of their respective owners.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: bird flu and seasonal influenza, and COVID-19/Long COVID. Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN). Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease).

Traws is actively seeking development and commercialization partners for its legacy clinical oncology programs, rigosertib and narazaciclib. More details can be found on Traws’ website at https://www.ir.trawspharma.com/partnering.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits and the regulatory plans for tivoxavir marboxil. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including our ability to proceed with our proposed clinical trials and to enroll sufficient subjects in such studies and trials, the success and timing of Traws’ clinical trials, our ability to take advantage of expedited regulatory pathways for tivoxavir marboxil, our ability to obtain regulatory approval of tivoxavir marboxil and ratutrelvir, the expectations of our interactions with regulatory authorities, including the FDA, the Human Research Ethics Committee (HREC) and other international regulatory agencies, market conditions, regulatory requirements, changes in government regulation, the extent of the spread and threat of bird flu, seasonal influenza and COVID, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Nora Brennan
Traws Pharma, Inc.
nbrennan@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com